EXHIBIT 10.22
MODIFICATION AND SETTLEMENT AGREEMENT
     THE MODIFICATION AND SETTLEMENT AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into by and between IBB REALTY, LLC, a Florida Limited Liability Company, (hereinafter referred to as “IBB”) and ODIMO INCORPORATED (hereinafter referred to as AOdimo@) and IBB and Odimo will be referred to collectively as the “Parties.”
WITNESSETH:
     WHEREAS, IBB and Odimo desire to avoid litigation, and seek to resolve all matters in controversy, disputes, and causes of action between the Parties in dealing with the original Commercial Lease Agreement (hereinafter referred to as the “Lease”) dated and effective as of January 1, 2006.
     WHEREAS, the Parties acknowledge that Odimo desires to terminate its lease obligation with IBB dated January 1, 2006, for a payment of consideration of $500,000.00 along with an agreement to surrender the security deposit of $79,327.33, Odimo shall be released from any liabilities on the lease subject to the following provisions;
     FIRST: The payment of the $500,000.00 and the payment of $79,327.33 of the security deposit shall not be considered rent monies owed by Odimo to IBB. The aggregate amount of $579,327.33 is the fair estimate of damages that IBB will suffer due to Odimo’s termination of the original lease. Upon payment of the $579,327.33 by Odimo to IBB, the Lease shall be terminated and IBB shall release Odimo of and from any liability under the Lease. $30,204.54 of the $579,327.33 shall be held in escrow by IBB’s counsel Hoffman, Larin and Agnetti, P.A., (the “Escrow Agent”) and shall be disbursed to Odimo upon Odimo vacating the premises.
     SECOND: In the event the $500,000.00 is not paid to IBB by January 1, 2007, then this Agreement is hereby determined null and void and the original lease dated January 1, 2006 shall remain in full force and effect.
     THIRD: The payment of the $500,000.00 and the release of the security deposit shall be paid by Odimo to IBB on the day of the closing of sale, if any, by Odimo of any of Odimo’s assets (other than inventory) outside the ordinary course of business. Said closing of the transaction must be conducted prior to January 1, 2007 with payment being in the form of either a wire transfer or by certified check.
     FOURTH: November and December 2006 rental monies shall be paid on the first calendar day of each month, respectively. Odimo will pay the full amount of monthly rent for the months of November 2006 and December 2006. Any amounts paid in excess of the $26,500.00 per month amount (the aggregate being “rent” of $25,000.00 plus applicable sales tax of $1,500.00 totaling $26,500.00 per month) shall be credited to Odimo, as long as the provisions contained in paragraph one (1) above are complied with.
     FIFTH: In addition to rental monies for the months of November and December 2006, individually and respectively, Odimo will continue to pay for the months of November and December, individually and respectively for; (1) a forklift at $300.00 per month, (2) an alarm system service at $294.61 per month, and (3) a concession of $833.33 per month, pursuant to the original lease of January 1, 2006, which is applicable to sales tax and should be added. The total amount of the aforementioned “other costs,” including $85.68 of sales tax is $1,513.62 per month. Odimo shall cover the costs of security personnel in the event Odimo operates past the normal business hours of 6:30 p.m. Monday through Friday.
     SIXTH: Pursuant to this agreement, Odimo will ensure that all permits shall be closed by the end of this lease and all contractors must be paid in full. IBB and Odimo have knowledge that Ed Helms Inc. installed the air conditioning unit in the computer room and that he still has an open permit that has not been paid in full by Odimo. All permits must be closed and delivered to the landlord’s representative Jeffery H. Weiss on or before December 15, 2006. In the event Odimo does not provide to IBB a full and accurate release of all liens incurred to the property by December 15, 2006, then Odimo must place $10,000.00 into an escrow account, with Hoffman, Larin and Agnetti, P.A., (the “Escrow Agent”) to ensure full payment of those debts and liens. Odimo represents that there is no more than $10,000.00 owed as outstanding debt for any and all debts owed to contractors, including but not limited to Ed Helms Inc.
     SEVENTH: Odimo will continue to keep appropriate and adequate insurance until the original lease dated January 1, 2006 has officially been terminated, and provide proof thereof upon the execution of this agreement.
     EIGHTH: If Odimo is completely vacated from the building and after IBB’s walk-through results in approval by November 30, 2006, then Odimo will not be responsible for December 2006 rent. IBB shall pay Odimo an amount equal to $854.84 for each day that Odimo has completely vacated the building prior to December 31, 2006, for the month of December only.
     NINTH: Odimo will leave two air conditioning units installed in the computer room, one ceiling fan installed, and two liebert units, one in the computer room and one in the telecom room. All aforementioned units will become part of the property and hence the property of IBB. Odimo has already provided a letter stating that upon Odimo vacating the premises the two air conditioning units that were installed previously in the computer room are now the property of IBB.
     TENTH: Odimo must leave cubicles that are owned by IBB in place and cubicles that were set up by Odimo may be removed, but must be replaced with original cubicles that were in respective areas prior to when Odimo moved in. IBB agrees that the issue can be satisfied if Odimo wishes to leave their cubicles in place.
     ELEVENTH: At the end of the original lease dated January 1, 2006, Odimo will return the forklift which it is currently renting. The forklift must be returned in good working condition.
     TWELFTH: All garbage must be removed, the compactor must be emptied and the furniture that belongs to Odimo must also be removed unless approved by IBB in advance, and if approved, said property will immediately become the property of IBB.
     THIRTEENTH: Pursuant to page 17, paragraph 31, sections A, B, and C of the original lease dated January 1, 2006, titled “Surrender or Premises: Holding Over” provides for IBB to conduct a walk-through of the property to determine at IBB’s discretion that the property is free from damages.
     FOURTEENTH: Odimo must remove all containers in the warehouse in which inventory was stored. The racking system (mezzanine) that is used for storage of merchandise may be removed, and if not removed, shall become part of the property of IBB. To the extent Odimo removes the mezzanine , Odimo must pull all permits, including demolition permits if necessary, that are required by the City of Sunrise, use licensed and insured (including workers compensation insurance) contractors to remove the mezzanine and sprinkler heads, including electrical and anything else that is involved in this matter.
     FIFTEENTH: This is to be the entire Agreement between the parties. Any modifications pursuant to this Agreement must be in writing and dated and signed by both parties as is stated in paragraph thirty-five (35) of the original lease signed and dated January 1, 2006.
     SIXTEENTH: All other provisions of the lease dated January 1, 2006 to the extent that they do not conflict with this Agreement, shall remain in full force and effect until terminated upon the payment of the $579,327.33.
     SEVENTEENTH: The Parties represent and agree that they have thoroughly discussed all aspects of this Agreement with their attorneys and have carefully read and fully understand all of the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

     EIGHTEENTH: The Parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied on any representation or statement made by and of the Parties or by any of the Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.
     NINETEENTH: Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, unethical, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, unenforceable, unethical or invalid part, term, or provision shall be deemed not to be part of this Agreement.
     TWENTIETH: Any disputes that arise under this Agreement and any issues that arise regarding the entering into, the validity, and/or execution of this Agreement, will be settled in accordance with Florida law. If any part of this Agreement violates a provision of applicable Florida law, the applicable Florida law will control. In such a case, however, the remainder of this Agreement shall remain in force and effect.
     TWENTY-FIRST: Any claim or controversy arising out of, or relating to, this Modification and Settlement Agreement, the prevailing party, will be awarded reasonable attorney’s fees, costs and expenses.
END OF DOCUMENT

     IN WITNESS WHEREOF, “IBB” and “Odimo” have signed this Confidential Settlement Agreement as of this 6th day of November 2006.

IBB Realty, LLC,	Odimo Incorporated,
a Limited Liability Company,	a Delaware Corporation,

By: /s/ Steven Kovacs	By: /s/ Jeff Kornblum

Steven Kovacs, Managing Partner	Jeff Kornblum, President

Witness: __________________________________________________________	Witness: __________________________________________________________

Witness: __________________________________________________________	Witness: __________________________________________________________

STATE OF FLORIDA	]
COUNTY OF	]	ss:
     I HEREBY CERTIFY that on this day, before me, an officer duly authorized to take acknowledgments, personally appeared __________ of IBB, Realty, LLC., to me personally known to be the person(s) described in, or who produced _________________ as identification, and who executed the foregoing instrument and acknowledged before me that he executed the same, and who did/did not take an oath.
     WITNESS my hand and official seal in the County and State last aforesaid, this _____ day of ______________, 2006.
_______________________________
Notary Public, State of Florida
My Commission Expires:

STATE OF FLORIDA	]
COUNTY OF	]	ss:
     I HEREBY CERTIFY that on this day, before me, an officer duly authorized to take acknowledgments, personally appeared __________ of Odimo Incorporated, to me personally known to be the person(s) described in, or who produced ____________ as identification, and who executed the foregoing instrument and acknowledged before me that he executed the same, and who did/did not take an oath.
     WITNESS my hand and official seal in the County and State last aforesaid, this _______________ day of ________________, 2006.
_______________________________
Notary Public, State of Florida
My Commission Expires:

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